Exhibit 10.2

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), is entered into as of June 4, 2020, by and among INDEPENDENCE CONTRACT DRILLING, INC., a Delaware corporation (“ICD”), SIDEWINDER DRILLING LLC, a Delaware limited liability company formerly named ICD Operating LLC (“Sidewinder” and, together with ICD, as the context requires, each a “Borrower”, and collectively, the “Borrowers”), and the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of October 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Lenders and the Agent, the Lenders made Loans to the Borrowers pursuant to the terms and conditions thereof;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement; and

WHEREAS, the Borrowers and the Lenders desire to amend the Credit Agreement in certain respects as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

1.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 2 of this Agreement, the Credit Agreement is hereby amended as follows:

(a)    Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Liquidity” in its entirety as follows:

“Liquidity” means, as of any date of determination, the sum of (a) Availability and (b) unrestricted cash and Cash Equivalents of the Loan Parties that are deposited in a Deposit Account or Securities Account, as applicable, subject to a first priority perfected lien (subject only to Permitted Liens permitted under clauses (b) and (n) of the definition thereof) in favor of the Controlling Agent as of such date.

(b)    Section 1.1 of the Credit Agreement is hereby further amended by amending and restating the definition of “Obligations” in its entirety as follows:

“Obligations” means all loans (including the Loans), debts, principal (including, for the avoidance of doubt, any PIK Amounts), interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), any Additional Amount, reimbursement or indemnification obligations with respect to letters of credit (irrespective of whether contingent), premiums (including, without limitation, Prepayment Premium), Funding Losses, if any, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

(c)    Section 1.1 of the Credit Agreement is hereby further amended by amending and restating the definition of “Total Net Leverage Ratio” in its entirety as follows:

“Total Net Leverage Ratio” means as of any date of determination, the ratio of (a) (i) the aggregate principal amount of Indebtedness of the Borrowers and their Subsidiaries on a Consolidated basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties that is deposited in a Deposit Account or Securities Account, as applicable, subject to a first priority perfected lien (subject only to Permitted Liens permitted under clauses (b) and (n) of the definition thereof) in favor of the Controlling Agent, not to exceed $10,000,000 as of such date, to (b) EBITDA for the latest Measurement Period ending prior to such date, calculated for ICD on a Consolidated basis.

(d)    Section 1.1 of the Credit Agreement is hereby further amended by adding the following new definitions in the appropriate alphabetical order therefor:

“Additional Amount” has the meaning specified therefor in Section 2.7(c) of this Agreement.

“Adjusted Liquidity” means, as of any date of determination, the sum of (a) “Availability” (as defined in the ABL Credit Agreement as the same may be amended, supplemented or otherwise modified from time to time in compliance with the Intercreditor Agreement) as of such date plus (b) unrestricted cash and Cash Equivalents of the Loan Parties that is deposited in a Deposit Account or Securities Account, as applicable, subject to a first priority perfected lien (subject only to Permitted Liens permitted under clauses (b) and (n) of the definition thereof) in favor of the Controlling Agent as of such date.

“PIK Amount” has the meaning specified therefor in Section 2.4(c) of this Agreement.

(e)    Section 2.2(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)    Optional Prepayments.

(i)    The Borrowers may, upon written notice to the Agent as provided in clause (iii) below, at any time or from time to time, voluntarily prepay the Loans at 100% of the Called Principal of the Loans, plus the Prepayment Premium, the applicable Additional Amount, and any Funding Losses, in each case, to the extent applicable, plus the interest accrued and unpaid thereon; provided that (A) any prepayment of a LIBOR Rate Loan shall be in a minimum Called Principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) any prepayment of a Base Rate Loan shall be in a minimum Called Principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(ii)    Borrowers shall give the Agent written notice of any prepayment to be made pursuant to Section 2.2(c) at least ten (10) Business Days, and not more than thirty (30) days, prior to the Settlement Date specifying:

(A)    the Settlement Date;

(B)    the aggregate amount of the Called Principal of the Loans, the accrued and unpaid interest thereon, the applicable Additional Amount, and the applicable Prepayment Premium, if any; and

(C)    that such prepayment is to be made pursuant to Section 2.2(c).

Upon the giving of such notice, the Called Principal of the Loans together with the applicable Additional Amount and the Prepayment Premium, if any, the Funding Losses, if any, and the interest accrued and unpaid thereon to the Settlement Date shall become due and payable on the Settlement Date.

The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(f)    Section 2.2(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d)    Mandatory Prepayments.

(i)    Dispositions. If (x) ICD or any of its Subsidiaries Disposes of any property or assets consisting of Term Priority Collateral or, after the Discharge of ABL Priority Obligations, ABL Priority Collateral (other than any Disposition of any property or assets permitted by clauses (a)-(i) and (k)-(o) (subject to the proviso contained therein), inclusive, of the definition of “Permitted Disposition”), or (y) any Casualty Event occurs with respect to any property or assets consisting of Term Priority Collateral or, after the Discharge of ABL Priority Obligations, ABL Priority Collateral, which results in the realization or receipt by ICD or any of its Subsidiaries of Net Cash Proceeds, such Person shall, subject to the terms of the Intercreditor Agreement, cause to be prepaid an aggregate principal amount of the Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom, plus the applicable Additional Amount and the Prepayment Premium, on or prior to the date which is five (5) Business Days after the date of the realization or receipt by such Person of such Net Cash Proceeds.

(ii)    Debt Securities. If ICD or any of its Subsidiaries incurs or issues any Indebtedness after the Closing Date that is not otherwise permitted to be incurred pursuant to Section 6.1, the Borrowers shall cause to be prepaid an aggregate principal amount of the Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom, plus the applicable Additional Amount and the Prepayment Premium, immediately upon receipt by ICD or any of its Subsidiaries of such Net Cash Proceeds; provided, that such prepayment shall not be deemed to cure any Default or Event of Default resulting from the incurrence of such Indebtedness.

(g)    Section 2.4(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)    Payment. Except to the extent provided to the contrary in Section 2.7 or Section 2.8(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in cash, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable in cash on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent. Notwithstanding the foregoing, at any time Adjusted Liquidity is less than $9,000,000, Borrowers may, at their option and upon prior notice to the Lenders (which notice shall be delivered to the Lenders at least five (5) Business Days prior to the applicable date on which interest is due for the first applicable month), elect to pay accrued and unpaid interest due during the one three-consecutive-month period immediately following such notice in kind by adding the amount of such interest to the principal amount of the Loans on the date such accrued and unpaid interest is otherwise due during such period (the amount of any increase being the “PIK Amount”); provided, that, for the avoidance of doubt, accrued and unpaid interest shall be paid in cash on the Maturity Date and, to the extent required by the Loan Documents, on the date of any repayment or prepayment (whether pursuant to a voluntary prepayment or mandatory prepayment, acceleration or otherwise) of any Loan, with respect to the principal amount of the Loan so repaid or prepaid.

(h)    Section 2.7 of the Credit Agreement is hereby amended by adding the following new clause (c) immediately at the end of such Section:

(c)    Additional Amount. Borrowers shall pay to Agent, for the account of each Lender, an additional amount (the “Additional Amount”) equal to 0.75% of the aggregate original principal amount of the Loans plus all PIK Amounts, if any, that have been added to such principal amount, being repaid or prepaid, or required to have been repaid or prepaid, as applicable, whether as a voluntary prepayment, mandatory prepayment, payment on the Maturity Date, or upon the occurrence of an acceleration of the Obligations in accordance with Section 9.1 hereof, which amount is non-refundable and fully-earned as of June 4, 2020, and shall be payable in cash.

2.    Conditions. The amendments set forth in Section 1 of this Agreement shall become effective as of the date first set forth above upon the satisfaction of each of the following conditions (the “Third Amendment Effective Date”):

(a)    the Lenders shall have received counterparts of this Agreement duly executed by the Lenders and the Borrowers (it being understood electronic executed copies are sufficient for satisfaction of this subsection (a));

(b)    no Default or Event of Default shall have occurred and be continuing;

(c)    all representations and warranties made by each Loan Party contained herein and in the other Loan Documents shall be true and correct in all material respects, in each case, with the same effect as though such representations and warranties had been made on and as of the date hereof; provided that in the case of any representation or warranty that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representations shall be true and correct in all respects; and

(d)    the Borrowers shall have paid the reasonable fees, charges and disbursements of counsel to the Lenders incurred prior to the date hereof.

3.    Representations and Warranties of Loan Parties. Each Loan Party hereby represents and warrants to the Lenders as follows:

(a)    it (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated hereby and by the Credit Agreement as amended hereby;

(b)    the execution and delivery of this Agreement, and the performance by it of this Agreement and the Credit Agreement as amended hereby, (i) have been duly authorized by all necessary action on the part of such Loan Party and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party or its Subsidiaries, the Governing Documents of such Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, (D) require any approval of any holder of Equity Interests of such Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect;

(c)    this Agreement and the Credit Agreement as amended hereby are the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

(d)    the representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects, in each case, with the same effect as though such representations and warranties had been made on and as of the Third Amendment Effective Date; provided that in the case of any representation or warranty that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representations shall be true and correct in all respects.

4.    Choice of Law and Venue; Jury Trial Waiver. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING VENUE AND JURY TRIAL WAIVER SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

5.    Binding Effect. This Agreement shall be binding upon each Loan Party and shall inure to the benefit of the Agent and the Lenders.

6.    Effect on Loan Documents; Ratification.

(a)    Except as expressly amended or otherwise modified hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to, the other Loan Documents, and the grant by each of the Grantors (as defined in the Guaranty and Security Agreement) to the Agent, for the benefit of each member of the Lender Group, of a continuing security interest in any and all right, title and interest of each Grantor in and to all of the Collateral (as defined in the Guaranty and Security Agreement), are hereby ratified and confirmed in all respects and shall continue in full force and effect. No amendment, consent or waiver herein granted or agreement herein made shall extend beyond the terms expressly set forth herein for such amendment, consent, waiver or agreement, as the case may be, nor shall anything contained herein be deemed to imply any willingness of the Agent or the Lenders to agree to, or otherwise prejudice any rights of the Agent or the Lenders with respect to, any similar amendments, consents, waivers or agreements that may be requested for any future period, and this Agreement shall not be construed as a waiver of any other provision of the Loan Documents or to permit any Borrower or any other Loan Party to take any other action which is prohibited by the terms of the Credit Agreement and the other Loan Documents. Each Loan Party hereby ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted and pledged by such Loan Party pursuant to the Loan Documents to the Agent, on behalf and for the benefit of the Lender Group, as collateral security for the Obligations, and acknowledges that all of such Liens and security interests, and all Collateral heretofore granted, pledged or otherwise created as security for the Obligations continue to be and remain collateral security for the Obligations from and after the date hereof. Each of the Guarantors hereby acknowledges and consents to this Agreement and agrees that the Guaranty and Security Agreement and all other Loan Documents to which such Guarantor is a party remain in full force and effect, and each of the Guarantors confirms and ratifies all of its Obligations thereunder.

(b)    Each reference in the Credit Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Credit Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.

7.    Release.

(a)    In consideration of the agreements of the Lenders and Agent contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each of the Lenders, their respective successors and assigns, and their respective direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (Agent, the Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which any Loan Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b)    Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)    In entering into this Agreement, each Loan Party has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The release set forth herein shall survive the termination of this Agreement and the Loan Documents and the payment in full of the Obligations.

(e)    Each Loan Party acknowledges and agrees that the release set forth above may not be changed, amended, waived, discharged or terminated orally.

8.    Miscellaneous.

(a)    This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)    Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or any Loan Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)    The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)    This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

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IN WITNESS WHEREOF, each Loan Party and the Lenders have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

BORROWERS:	INDEPENDENCE CONTRACT DRILLING, INC., a Delaware corporation

	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	EVP & CFO

SIDEWINDER DRILLING LLC (formerly named ICD Operating LLC), a Delaware limited liability company

	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	EVP & CFO

[Third Amendment to ICD Credit Agreement]

LENDERS:	MSD PCOF PARTNERS IV, LLC

	By:	/s/ Marcello Liguori
	Name:	Marcello Liguori
	Title:	Vice President

[Third Amendment to ICD Credit Agreement]